EXHIBIT 99.1

PRESS RELEASE

CONTACT:

Douglas Russell

Rotonics Manufacturing Inc.
(310) 538-4932

FOR IMMEDIATE RELEASE

July 23, 2003

ROTONICS MANUFACTURING INC. ANNOUNCES
UNAUDITED FISCAL YEAR-END EARNINGS

Gardena, California (July 23, 2003) – Rotonics Manufacturing Inc. (AMEX: RMI) today announced preliminary results for fiscal year ending June 30, 2003.  The Company reported unaudited net income of $1,101,800, or nine cents per common share, on net sales of $35,972,100 compared to net income before cumulative effects of change in accounting principle for goodwill of $1,408,700, or eleven cents per common share, on net sales of $ 37,973,300 for the same period last year.  The Company’s 5.3% reduction in sales volume continues to mirror the lackluster sentiment in our nation’s economy.  The Company’s industrial products group reflected the most resilience to these tough conditions reflecting a modest 2.4% increase in sales volumes.  Management also notes that current backlog levels are significantly stronger than they were at this time last year and in particular boast a rise in custom product orders resulting from completed tooling projects in the fourth quarter of fiscal 2003.

Throughout fiscal 2003, management continued its focus on cutting costs and improving operating efficiencies to offset rising material, utility and insurance costs that have had a negative impact on this year’s gross margins.  This year’s operating results also included a one time administrative contractual expense that totaled approximately $190,000, or $.015 per common share.

Earnings before interest, taxes depreciation and amortization (“EBITDA”) were $4,222,000 in fiscal 2003 compared to $5,014,100 in fiscal 2002.  Although EBITDA is not a substitute for measures of performance prepared in accordance with accounting principles generally accepted in the United States, it is a relevant internal measurement of the Company’s operations and cash flows.  As such, in spite of the ongoing challenges faced this year, the Company continues to generate sufficient cash flows from operations enabling it to easily meet its working capital needs, service and reduce its debt ($2,068,300 reduction since June 30, 2002), pay the common stock dividend declared in June 2003 and continue the common stock buy back program.

The Company reported unaudited net income of $438,400, or four cents per common share, on net sales of $9,826,000 for the fourth quarter ended June 30, 2003 compared with net income of $816,700, or six cents per common share, on the net sales of $11,089,300 for the same period last year.  The Company’s sales volumes were struck by a definite lull in the marketplace during the fourth quarter which typically is a peak period for the Company.  This coupled with the one time administrative contractual charge of $190,000 accounted for the drop in earnings during the fourth quarter.  Management remains confident that the down economy is nearing the end and looks forward to a stronger fiscal 2004.

Learn more about RMI and its multitude of rotonically processed plastic products on its website at www.rotonics.com.

ROTONICS MANUFACTURING INC.

Selected Financial Information

For the years ended June 30,

	UNAUDITED 2003	2002	2001

Net sales	$35,972,100	$37,973,300	$40,520,100

Income before taxes and cumulative effect of change in accounting principle for goodwill	$1,835,600	$2,355,900	$1,088,500

Income tax provision:
Current	(732,700)	(640,100)	(103,300)
Deferred	(1,100)	(307,100)	(511,500)
	(733,800)	(947,200)	(614,800)
Net income before cumulative effect of change in accounting principle for goodwill	1,101,800	1,408.700	473,700
Cumulative effect of change in accounting principle for goodwill	—	(4,105,900)	—

Net income/(loss)	$1,101,800	$(2,697,200)	$473,700

Income/(loss) per common share
Basic/diluted:
Income from operations	$.09	$.11	$.04
Cumulative effect of change in accounting principle for goodwill	—	(.32)	—
Net income/(loss) per common share	$.09	$(.21)	$.04

Stockholders’ Equity (1&2)	$16,895,200	$16,780,100	$20,307,100

Net book value per Common share (1 & 3)	$1.37	$1.33	$1.59

Common shares outstanding as of June 30, net of treasury	12,344,800	12,614,900	12,761,400

(1)                                  Fiscal 2002 includes reduction for cumulative effect of change in accounting principle for goodwill (FAS 142) amounting to $4,105,900.

(2)                                  Net of treasury stock reacquired and retired amounting to $340,500, $212,600 and $130,400 in fiscal years 2003, 2002 and 2001 respectively.  Also, adjusted for common stock dividends of $616,000, $630,200, and $510,600 in fiscal years 2003, 2002 and 2001, respectively.

(3)                                  Computed on the basis of the actual number of common shares outstanding at the end of the fiscal year, net of treasury.